Exhibit 99.1

The Bon-Ton Stores, Inc. President and Chief Operating Officer Resigns

    YORK, Pa.--(BUSINESS WIRE)--April 21, 2004--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced that Frank Tworecke, President and Chief Operating Officer, has resigned effective May 7, 2004. Mr. Tworecke has been named Group President, Sportswear for Warnaco and will have responsibility for Warnaco's Calvin Klein(R) Jeans, Calvin Klein(R) Underwear and Chaps units.
    Tim Grumbacher, Chairman of the Board and Chief Executive Officer, stated, "We appreciate the many outstanding contributions Frank made to the Bon-Ton during the past four and a half years. We wish him continued success in all his endeavors."
    Mr. Grumbacher continued, "Until a successor has been named, Bud Bergren, Vice Chairman and formerly President and Chief Executive Officer of The Elder-Beerman Stores Corp., will assume Frank's responsibilities."
    "In addition," Mr. Grumbacher commented, "as previously announced last fall, I will be stepping down as Chief Executive Officer consistent with the Company's on-going succession planning process. I will continue as Chairman of the Board. The Company expects to announce the new Chief Executive Officer after the regularly scheduled May meeting of the board of directors."
    The Bon-Ton Stores, Inc. operates 142 department stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. The Bon-Ton and Elder-Beerman stores provide high-quality merchandise at competitive prices delivered with top-quality service in targeted markets. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, our ability to integrate the recently acquired Elder-Beerman stores into our over-all operations, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the Company's presence in and dependence on limited geographic markets, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Divisional Vice President
             Corporate Communications
             (717) 751-3071